Exhibit 99.1

For Release                          Immediate
Contacts                                (News Media) Tony Zehnder, Corporate Communications 312.396.7086
                                                (Investors) Scott Galovic, Investor Relations 317.817.3228

Conseco names Charles Murphy to its Board of Directors

Carmel, Ind., February 3, 2010 – Conseco, Inc. (NYSE:CNO) today announced that its board of directors has named Charles Murphy as a director, effective immediately.

Mr. Murphy, 48, is a senior vice president of Paulson & Co. Inc. and an analyst responsible for the insurance sector since joining Paulson in May 2009.  He has 20 years of experience as an investment banker, working with insurance companies on advisory and capital raising assignments.  He was co-head of the European Financial Institutions Group at Credit Suisse, Deutsche Bank and Morgan Stanley.

Mr. Murphy has a Bachelor of Arts degree in economics from Columbia College, a law degree from Harvard Law School and a business degree from the Sloan School of Management, Massachusetts Institute of Technology.

Conseco Chairman Glenn Hilliard said, “We are extremely pleased that Charles has joined Conseco’s board.  His extensive financial and business experience will strengthen the board’s efforts in guiding Conseco and fulfilling its goal to become a leading provider of insurance products to the middle income market.”

About Conseco
Conseco, Inc.’s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, critical illness and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures.  For more information, visit Conseco’s website at www.conseco.com.

- # # # -